AGREEMENT TO TRANSFER UNDERWRITING CONTRACT


     AGREEMENT made as of this 29th day of April, 1998 by and between Countrywide Investments, Inc., a corporation organized under the laws of the State of Ohio ("Countrywide"), and CW Fund Distributors, Inc., a corporation organized under the laws of the State of Delaware ("Distributors").

     WHEREAS, Brundage, Story and Rose Investment Trust (the "Trust") is registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, Countrywide provides underwriting and distribution services to the Brundage, Story and Rose Equity Fund and the Brundage, Story and Rose Short/Intermediate Term Fixed-Income Fund (the "Funds"), two series of the Trust, pursuant to an Underwriting Agreement between the Trust and Countrywide; and

     WHEREAS, Countrywide proposes to make a formal transfer of its rights and obligations under the Underwriting Agreement to Distributors, a registered broker-dealer; and

     WHEREAS, Countrywide and Distributors are each a wholly- owned subsidiary of Countrywide Financial Services, Inc. and have identical boards of directors; and

     WHEREAS, the proposed transfer will result in no change in actual control or management of the entity responsible for performance of the Underwriting Agreement; and

     WHEREAS, the personnel performing distribution services for Countrywide on behalf of the Funds will not differ in any respect from those performing such services for Distributors; and

     WHEREAS, counsel to Countrywide and Distributors is of the opinion that the proposed transfer of the Underwriting Agreement to Distributors does not constitute an "assignment" within the meaning of Section 2(a)(4) of the 1940 Act pursuant to Rule 2a-6 of the 1940 Act; and

     WHEREAS, the Board of Trustees of the Trust has approved the proposed transfer by Countrywide of its rights and obligations under the Underwriting Agreement to Distributors;

     NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, the parties agree as follows:

     1. TRANSFER OF UNDERWRITING AGREEMENT. Countrywide hereby transfers all of its rights and obligations under the Underwriting Agreement to Distributors.

     2. ACCEPTANCE OF APPOINTMENT. Distributors accepts its appointment as principal underwriter of the Funds and agrees to use its best professional judgment for the Funds.

     3. REPRESENTATIONS OF DISTRIBUTORS. Distributors represents and warrants that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act. Distributors further represents and warrants that it will immediately notify the Trust of the occurrence of any event which would disqualify Distributors from serving as the principal underwriter of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     4. EFFECTIVE DATE. This Agreement shall become effective on the date first above written and shall remain in force so long as the Underwriting Agreement remains in force.

     IN WITNESS WHEREOF, Countrywide and Distributors have each caused this Agreement to be signed in duplicate on their behalf, all as of the date first above written.

                                        COUNTRYWIDE INVESTMENTS, INC.

                                        By: /s/ Robert H. Leshner
                                            --------------------------------
                                            President


                                        CW FUND DISTRIBUTORS, INC.

                                        By: /s/ Robert G. Dorsey
                                            --------------------------------
                                            President


The above described transfer is accepted on behalf of Brundage, Story and Rose Investment Trust.


By: /s/ Malcolm D. Clarke
    ---------------------------
    President